SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                         TeleCommunication Systems, Inc.
                                (Name of Issuer)

                      Class A Common Stock, par value $.01
                         (Title of Class of Securities)

                                    87929J103
                                 (CUSIP Number)

                                December 31, 2000
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

                              (Page 1 of 11 Pages)

----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87929J103                 13G                    Page 2 of 11 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Signal Equity Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Delaware

-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                1,752,740
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,752,740
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,752,740
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                12.8%

-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87929J103                 13G                    Page 3 of 11 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Signal Equity Advisors, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Delaware

-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                1,752,740
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                0

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,752,740
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,752,740
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                12.8%

-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87929J103                 13G                    Page 4 of 11 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Signal Equity Advisors, Inc.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Delaware

-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                1,752,740
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                0

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,752,740
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,752,740
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                12.8%

-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 CO

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87929J103                 13G                    Page 5 of 11 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Timothy P. Bradley

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                          Citizen of the United States

-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                1,752,740
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                0

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,752,740
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,752,740
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                12.8%

-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87929J103                 13G                    Page 6 of 11 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Alfred J. Puchala, Jr.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                          Citizen of the United States

-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                1,752,740
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                0

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,752,740
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,752,740
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                12.8%

-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN

-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87929J103                 13G                    Page 7 of 11 Pages


Item 1(a).     Name of Issuer:

     The name of the issuer is TeleCommunication Systems, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 275 West Street, Annapolis, MD 21401.

Item 2(a).     Name of Person Filing:

     This statement is filed by:
          Signal Equity Partners, L.P., a Delaware limited partnership ("Signal"), Signal Equity Advisors, L.P. ("Signal Advisors LP"), Signal Equity Advisors, Inc. ("Signal Advisors Inc."), Timothy P. Bradley, and Alfred J. Puchala, Jr. Signal Advisors LP, Signal Advisors Inc., and Messrs. Bradley and Puchala expressly disclaim beneficial ownership of the reported Class A Shares owned by Signal.

          The foregoing persons are hereinafter sometimes referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of the Reporting Persons is 10 East 53rd Street, New York, NY 10022.

Item 2(c).     Citizenship:

     Signal and Signal Equity Advisors LP are limited partnerships organized under the laws of the State of Delaware. Signal Advisors Inc. is a corporation organized under the laws of the State of Delaware. Messrs. Bradley and Puchala are citizens of the United States.

Item 2(d).     Title of Class of Securities:

     Class A Common Stock, $.01 par value (the "Common Stock").

Item 2(e).     CUSIP Number:  87929J103

CUSIP No. 87929J103                 13G                    Page 8 of 11 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a) [ ]   Broker or dealer registered under Section 15 of the
                    Act,
          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,
          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of
                    the Act,
          (d) [ ]   Investment Company registered under Section 8 of the
                    Investment Company Act of 1940,
          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),
          (f) [ ]   Employee Benefit Plan or Endowment Fund in accordance
                    with 13d-1 (b)(1)(ii)(F),
          (g) [ ]   Parent Holding Company or control person in accordance
                    with Rule 13d-1 (b)(1)(ii)(G),
          (h) [ ]   Savings Association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act,
          (i) [ ]   Church Plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act of 1940,
          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [X]

Item 4.   Ownership.

         I. Signal, Signal Advisors LP, Signal Advisors Inc., Timothy P. Bradley, and Alfred J. Puchala, Jr.
               (a) Amount beneficially owned: 1,752,740
               (b) Percent of class: 12.8% The percentages used herein and in the rest of Item 4 are calculated based upon the 13,686,134 shares of Class A Common Stock issued and outstanding as of November 8, 2000, as set forth in the Company's Form 10-Q for the quarterly period ended September 30, 2000.
               (c)(i) Sole power to vote or direct the vote:  -0-
                 (ii) Shared power to vote or direct the vote: 1,752,740
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      1,752,740

            Signal is a private equity investment partnership. Signal Advisors LP is the general partner of Signal. Signal Advisors Inc. is the general partner of Signal Advisors LP. Timothy P. Bradley and Alfred J. Puchala, Jr. are each Directors of Signal Advisors Inc. As such, all of the foregoing entities and individuals share the power to vote and dispose of the reported Class A Common Stock.

CUSIP No. 87929J103                 13G                    Page 9 of 11 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     The Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 87929J103                 13G                   Page 10 of 11 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


DATED:  February __, 2001

                                  SIGNAL EQUITY PARTNERS, L.P.

                                    By:  Signal Equity Advisors, L.P.
                                    Its:  General Partner

                                    By:  Signal Equity Advisors, L.P.
                                    Its:  General Partner

                                    By:
                                        -----------------------------
                                        Timothy P. Bradley, President

                                  SIGNAL EQUITY ADVISORS, L.P.

                                    By:  Signal Equity Advisors, L.P.
                                    Its:  General Partner

                                    By:
                                        -----------------------------
                                        Timothy P. Bradley, President

                                  SIGNAL EQUITY ADVISORS, INC.

                                    By:
                                        -----------------------------
                                        Timothy P. Bradley, President


                                   ---------------------------
                                   TIMOTHY P. BRADLEY


                                   ---------------------------
                                   ALFRED J. PUCHALA, JR.

CUSIP No. 87929J103                 13G                   Page 11 of 11 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13D-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February __, 2001

                                  SIGNAL EQUITY PARTNERS, L.P.

                                    By:  Signal Equity Advisors, L.P.
                                    Its:  General Partner

                                    By:  Signal Equity Advisors, L.P.
                                    Its:  General Partner

                                    By:
                                        -----------------------------
                                        Timothy P. Bradley, President

                                  SIGNAL EQUITY ADVISORS, L.P.

                                    By:  Signal Equity Advisors, L.P.
                                    Its:  General Partner

                                    By:
                                        -----------------------------
                                        Timothy P. Bradley, President

                                  SIGNAL EQUITY ADVISORS, INC.

                                    By:
                                        -----------------------------
                                        Timothy P. Bradley, President


                                   ---------------------------
                                   TIMOTHY P. BRADLEY


                                   ---------------------------
                                   ALFRED J. PUCHALA, JR.